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                                  Crusader Bank
                                   Since 1943



July 31, 1997



Mr. Michael D.Kushner
Mr. Gregory K. Kushner
Merit Financial Services, Inc.
1003 Delaware Ave.
Suite 101
Wilmington, DE 19806

Dear Gentlemen:

This letter will set forth our agreement with respect to the establishment and operation of Crusader Mortgage Corporation of Delaware (CMC):

1. CMC will operate as a retail originator of conforming and non-conforming residential mortgages. You will each own 24.5% of the stock of CMC and Crusader, or its assignee, will own 51%.

2. In accordance with the development of mutually agreeable underwriting standards, Crusader will agree to originate and fund or broker all loans underwritten by CMC. Crusader will not charge CMC for the warehousing of the loans, but will retain the interest earned in connection therewith. CMC may designate whether the loan is to be retained by Crusader based on the pricing set forth in its current rate schedule, or whether the loan is to be sold to a third party investor, subject to Crusader's ability to enter into an agreement with such investor satisfactory to Crusader. If retained by Crusader, Crusader will pass along any proceeds due CMC at that time. If the loan is to be sold to an investor, Crusader will pass along any proceeds due CMC upon receipt of such proceeds. CMC will be responsible for any losses incurred in connection with the loans.

3. We will initially capitalize CMC in proportion to our capital stock interests based on the projected operating shortfalls before CMC is able to consistently generate positive cash flow. Such initial capitalization is anticipated to total $5,000. We will also enter into a Shareholders Agreement which, among other things, will set forth our ongoing responsibility to fund further capital and operating needs of CMC.


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4.       CMC will operate its offices at 1003 Delaware Avenue and will be responsible for its own operating expenses. To the extent CMC requests Crusader to perform services on its behalf, e.g. payroll, participation in benefit plans, accounting, Crusader will pass along its actual direct costs associated therewith.

5. Your compensation will be payable through bi-weekly salaries. Crusader's compensation will be payable in the form of a management fee. The aggregate compensation to the two of you and the compensation to Crusader will be paid equally except that during the first 12 months of operation, you will be entitled to a combined bonus equal to 50% of the first $10,000 of monthly earnings (net of any prior month losses).The initial combined level of compensation (excluding the special first year bonus) will be set at $ 10,000 per month. This amount may be increased in accordance with the available cash flow of CMC by mutual agreement of the parties. In general, the intention of CMC will be to distribute its full earnings absent what is necessary to fund ongoing operating expenses.

Gentlemen, I believe this properly sets forth the details we discussed regarding the formation and operation of CMC. We are excited about the opportunity to work with you to build a successful mortgage origination operation.

Please indicate your acceptance of this agreement by signing in the space provided below.

Very truly Yours,

/s/ Joseph T. Crowley

Joseph T. Crowley
President

:mtp

Accepted and Agreed to:


/s/ Michael D. Kushner   8-21-97   /s/ Gregory K. Kushner   8-21-97
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Michael D. Kushner       Date      Gregory K. Kushner       Date